CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 333-83362 (Investment Company Act of 1940 file No. 811-05846) on Form N-4 of our report dated March 27, 2008 relating to the financial statements of Sun Life of Canada (U.S.)  Variable Account F, appearing in the Sun Life Financial Masters Extra Variable and Fixed Annuity Statement of Additional Information, which is part of this Registration Statement, and to the use of our report dated March 27, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No.109,” as described in Note 1), relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.), also appearing in the Statement of Additional Information.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 15, 2008